Exhibit 23.1

Board of Directors and Shareholders of

Cre8 Enterprise Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated June 21, 2024, except for Notes 17 and 19, as to which the date is August 19, 2024, in Amendment No. 1 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-281629) with respect to the consolidated balance sheets of Cre8 Enterprise Limited and its subsidiaries (collectively the “Company”) as of December 31, 2022 and 2023, and the related consolidated statements of (loss) income and comprehensive (loss) income, changes in shareholders’ (deficit) equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
September 5, 2024	Certified Public Accountants
PCAOB ID No.1171